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                                                                  EXHIBIT 3(i).5

                 CERTIFICATE OF INCREASE IN NUMBER OF SHARES OF

                   SERIES D CUMULATIVE REDEEMABLE CONVERTIBLE

                         PARTICIPATING PREFERRED STOCK,

                         PAR VALUE $0.001 PER SHARE, OF

                              CRITICAL PATH, INC.,
                            a California corporation

          Pursuant to Section 401 of the California Corporations Code,

         The undersigned, William E. McGlashan, Jr. and Michael J. Zukerman, do hereby certify that:

         1. They are the duly elected and acting Chief Executive Officer and Chairman of the Board of Directors and Senior Vice President, General Counsel and Secretary, respectively, of Critical Path, Inc., a California corporation (the "Corporation").

         2. Pursuant to authority given in the Corporation's Amended and Restated Articles of Incorporation, the Corporation has duly adopted the following recitals and resolutions:

                                   WITNESSETH

         WHEREAS, the Amended and Restated Articles of Incorporation of the Corporation provide for a class of shares of Preferred Stock, issuable from time to time in one or more series;

         WHEREAS, the Board of Directors of the Corporation (the "Board") is authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and increase or decrease (but not below the number of shares of that series then outstanding) the number of shares of any series of Preferred Stock subsequent to the issue of that series;

         WHEREAS, the rights, preferences, privileges and restrictions relating to a series of Preferred Stock designated "Series D Cumulative Redeemable Convertible Participating Preferred Stock" were fixed by a resolution of the Board on November 6, 2001, and a Certificate of Determination of Preferences of Series D Cumulative Redeemable Convertible Participating Preferred Stock was executed by an officer of the Corporation on November 9, 2001, and filed with the Secretary of State of California on November 9, 2001; and

         WHEREAS, the number of shares of that series is four million (4,000,000) and the Board now desires to increase that number to four million one hundred eighty-eight thousand five hundred eighty-seven (4,188,587), within any limits or restrictions stated in the resolution of the Board originally fixing the number of shares constituting Series D Cumulative Redeemable Convertible Participating Preferred Stock:

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                  NOW, THEREFORE, BE IT:

                  RESOLVED, that the number of shares of Preferred Stock constituting shares of Series D Cumulative Redeemable Convertible Participating Preferred Stock be and it hereby is increased to four million one hundred eighty-eight thousand five hundred eighty-seven (4,188,587); and

                  RESOLVED FURTHER, that any one of the Chairman of the Board, the President or any Vice President, and acting together with any one of the Secretary, the Chief Financial Officer, the Treasurer or any Assistant Secretary or Assistant Treasurer of the Corporation are authorized to execute, verify and file a Certificate of Increase in the number of shares of Series D Cumulative Redeemable Convertible Participating Preferred Stock in accordance with California law.

                                   * * * * * *

         3. This Certificate of Increase has been duly approved by the Board of Directors of the Corporation. The authorized number of shares of Preferred Stock of the Corporation is five million (5,000,000), and the number of shares of Preferred Stock constituting shares of Series D Cumulative Redeemable Convertible Participating Preferred Stock which are outstanding as of the date hereof is four million (4,000,000). The increase in the number of shares constituting shares of Series D Cumulative Redeemable Convertible Participating Preferred Stock is one hundred eighty-eight thousand five hundred eighty-seven (188,587). The number of shares voting in favor of this Certificate of Increase equaled or exceeded the vote required. The percentage required under the Amended and Restated Articles of Incorporation in effect at the time of this Certificate of Increase was more than 50% of the outstanding shares of Series D Cumulative Redeemable Convertible Participating Preferred Stock, voting separately as a class.

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                                       2
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         The undersigned, William E. McGlashan, Jr. and Michael J. Zukerman, the
Chief Executive Officer and Chairman of the Board of Directors and Vice
President and Secretary, respectively, of Critical Path, Inc., declare under penalty of perjury that the matters set out in the foregoing Certificate are true of their own knowledge.

         Executed at San Francisco, California on this 20th day of November,
2003.

                                   /s/ William E. McGlashan, Jr.
                                  -------------------------------------------
                                  William E. McGlashan, Jr.,
                                  Chief Executive Officer and
                                  Chairman of the Board of Directors

                                   /s/ Michael J. Zukerman
                                  -------------------------------------------
                                  Michael J. Zukerman,
                                  Senior Vice President, General Counsel
                                  and Secretary